[LOGO]
FOR IMMEDIATE RELEASE

To:	The Rappahannock Record

From:	Hazel Farmer, V. P./Bank of Lancaster – (804) 435-4101

Date:	03/03/2003

Re:	Dividend Article

BAY BANKS OF VIRGINIA, INC. REPORTS RECORD GROWTH AND

DECLARES FIRST QUARTER DIVIDEND

At its meeting held on February 25, 2003, the Board of Directors of Bay Banks of Virginia, holding company for Bank of Lancaster and Bay Trust Company, declared the first quarter dividend for 2003. The dividend of 14 cents per share will be paid on March 28, 2003 to Stockholders of record March 21, 2003.

This first quarter 2003 dividend will be paid on 2,304,861 shares for a total of $322,680.54. This compares to $267,652.37 paid in March of 2002 and $275,782.05 paid in March 2003.

Bay Banks President Austin L Roberts, III reported that Bay Banks ended 2002 with record growth in assets and record income. Total assets at year-end 2002 were $263,060,149, an increase of 7% over year-end 2001.

Deposits at year-end were $231,516,181, an increase of 6% over year-end 2001. Roberts reported that as recently published by the Federal Deposit Insurance Corporation (FDIC), Bank of Lancaster continues to hold the largest market share of any financial institution in the Northern Neck.

“While we were very pleased with our year-end deposit growth and the FDIC report recognizing our Bank’s lead market share,” Roberts stated, “loan growth was tremendous. Total loans at December 31, 2002 were $168,442,000, an increase of 12% over year-end 2001. As community bankers, we work diligently to provide both deposit and loans products that our customers find of value. It is rewarding for us as community bankers to see the growth in these areas because it says to us we are meeting the needs of the communities we are privileged to serve.”

Roberts reported net income for 2002 was $2,301,401, an increase of 15% over 2002. Basic earnings per share were $1.00 on 2,301,364 shares outstanding.

“2002 provided our Bay Banks’ family with many challenges and opportunities,” Roberts stated. “The fire that occurred at our Bank’s Main Office in August could have been a disaster for us; but because of the strength, perseverance and teamwork of our staff, that fire became not a disaster but simply an inconvenience. Through the dedication of our staff, we were able to reopen our lobby in less than two weeks. We again thank our friends and neighbors for the heartwarming support we received during those days and for the understanding and patience of our customers when service was interrupted at the Main Office during that 11-day period.

“During that same period of time, we converted to a new core processing system, a major endeavor. The new system has allowed for even greater internal efficiency and has increased our ability to service our customers in a more timely manner.”

Roberts further reported, “Our offices throughout the Northern Neck continue to grow and prosper. We are pleased with both the loan and deposit growth we have seen at our Northside Office in Kilmarnock, our Richmond and Westmoreland Offices, and our newest offices in Callao and Heathsville. This year our White Stone Office, which was our first branch endeavor, ended the year once again as the lead bank in its market. We were also very honored when the White Stone Office received the ‘Business of the Year’ award from the White Stone Business Association.”

Robert C. Berry, Jr., President of Bay Trust Company reported that the future of Bay Trust is also very bright. “We were very pleased in December of this past year,” Berry stated, “to open our first branch office. Under the leadership of Trust Officer Bob Lawrence, we opened a Bay Trust Company office in Montross at Bank of Lancaster’s Montross location, bringing our years of experience and expertise closer to our neighbors and friends in the upper regions of the Northern Neck. Bob Lawrence is already making his presence known, not just as a Trust Officer but as an individual who wants to make a difference in the communities we are serving. We are all very excited about these opportunities.”

“During 2002,” Roberts advised, “our Bay Banks Board of Directors also declared a two for one stock split, a very clear indication of both the Board’s and management’s confidence in the future of our family of companies. The dividend paid to our Stockholders was also increased for the 31st consecutive year.”

Roberts stated, “Bay Banks, which includes Bank of Lancaster, Bay Trust Company, in partnership with the Planning Plus Program, brings to the

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table one of the most experienced, knowledgeable, financial teams you could find anywhere. We have positioned ourselves over the years to be our customers’ complete financial services provider with the ability to provide traditional checking accounts, loans, asset management, financial planning, mutual funds and securities acquisition, insurance coverage and estate management, to name only a few. And more importantly than anything, as we feel is evidenced by our market share, is our commitment to provide the highest degree of personal, friendly, professional service. This is our trademark and our continued commitment to our customers.

“With our commitment to service walking hand in hand with today’s technology, we feel the future of Bay Banks of Virginia is very bright. ‘Respect the individual, value the relationship’ will guide us on our journey through 2003, just as this commitment has guided us through the past 73 years.”

The Board at its February meeting also established the Annual Stockholders Meeting date of May 19, 2003. The meeting will be held at Indian Creek Yacht and Country Club in Kilmarnock.

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